CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-188156) on Form S-8 of Enservco Corporation of our report dated March 20, 2014 with respect to the consolidated financial statements of Enservco Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ EKS&H LLLP

Denver, Colorado

March 20, 2014